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                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP


                                NATIONSBANK PLAZA
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216
                             TELEPHONE: 404-885-3000
                             FACSIMILE: 404-885-3995


                                  June 1, 1998



                                                                       EXHIBIT 5


Healthdyne Information Enterprises, Inc.
1850 Parkway Place, Suite 1100
Marietta, Georgia 30067

        Re:    Healthdyne Information Enterprises, Inc.

Gentlemen:

        We have acted as counsel to Healthdyne Information Enterprises, Inc., a Georgia corporation (the "Company"), in connection with the proposed offering and sale by certain shareholders of the Company (the "Selling Shareholders") of 3,342,802 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, including associated preferred stock purchase rights (the "Common Stock").

        In the capacity described above, we have examined originals (or copies certified or otherwise identified to our satisfaction) of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with respect to the secondary public offering of the Shares, the form of Common Stock certificate, the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, the Option Agreement dated December 16, 1996 between the Company and the Southern Venture Fund II, L.P., as amended by the First Amendment thereto dated December 31, 1997, the Agreement and Plan of Merger dated May 12, 1998 by and among the Company, HIE Acquisition Corporation, HUBLink, Inc. and Mark D. Shary, the form of Private Placement and Registration Rights Agreement dated as of May 12, 1998 among the Company and the Shareholders (as defined therein), corporate and other documents, records and papers and certificates of officers of the Company and public officials. In such examination, we have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

        On the basis of such examination, it is our opinion that the Shares are duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.


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        We are members of the Bar of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related prospectus.

                                            Very truly yours,


                                            /s/ Troutman Sanders LLP

                                            Troutman Sanders LLP